                                                                     EXHIBIT 2.1
                                                                     -----------

                           ASSET PURCHASE AGREEMENT


                                 by and among


                  FOUR MEDIA COMPANY, a Delaware corporation;

               4MC ROSS ACQUISITION CO. a Delaware corporation;

         ROSS DIGITAL SOUND & PICTURE, INC., a California corporation;

                              MICHAEL JOHN ROSS;

                                     -and-

                               NANCY ELAINE ROSS

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
1.   Certain Definitions..............................................................................  1

2.   Purchase and Sale of Assets......................................................................  9
     2.1       Sale of Assets.........................................................................  9
     2.2       License of Patent...................................................................... 11
     2.3       Purchase Price and Payment for Assets.................................................. 11
     2.4       Assumption of Liabilities and Obligations.............................................. 12
     2.5       Excluded Liabilities................................................................... 12
     2.6       Employees.............................................................................. 13
     2.7       Allocation of Purchase Price........................................................... 13
     2.8       Employment Agreements.................................................................. 13

3.   Representations and Warranties................................................................... 13
     3.1       Organization........................................................................... 13
     3.2       Articles of Incorporation; Bylaws; Minutes............................................. 14
     3.3       Due Execution and Authority............................................................ 14
     3.4       Subsidiaries and Affiliates............................................................ 14
     3.5       No Violation........................................................................... 14
     3.6       Financial Statements................................................................... 15
     3.7       Absence of Undisclosed Liabilities..................................................... 15
     3.8       Absence of Certain Changes or Events................................................... 15
     3.9       Broker's Fees.......................................................................... 17
     3.10      Assets................................................................................. 17
     3.11      Intellectual Property.................................................................. 17
     3.12      Real Property.......................................................................... 18
     3.13      Contracts.............................................................................. 19
     3.14      Litigation............................................................................. 19
     3.15      Tax Matters............................................................................ 20
     3.16      Compliance With Laws................................................................... 20
     3.17      Government Licenses and Permits........................................................ 21
     3.18      Environmental Matters.................................................................. 21
     3.19      Insurance.............................................................................. 22
     3.20      Condition of Assets.................................................................... 22
     3.21      Labor and Employment Agreements........................................................ 22
     3.22      Employee Benefit Plans; ERISA.......................................................... 24
     3.23      Business Locations..................................................................... 24
     3.24      Accounts Receivable.................................................................... 24
     3.25      Customers; Existing Arrangements....................................................... 24
     3.26      No Omissions or Untrue Statements...................................................... 24

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                     Page
                                                                                                     ----
     3.27      Outstanding Bank Debt.................................................................. 24
     3.28      Year 2000.............................................................................. 25

4.   Representations and Warranties of Buyer and 4MC.................................................. 25
     4.1       Organization........................................................................... 25
     4.2       Due Execution and Authority............................................................ 25
     4.3       No Violation........................................................................... 25
     4.4       Brokers' Fees.......................................................................... 26
     4.5       Compliance With Laws................................................................... 26
     4.6       Government Licenses and Permits........................................................ 26
     4.7       Use of Name............................................................................ 26

 5.  Covenants........................................................................................ 26
     5.1       Access by 4MC.......................................................................... 26
     5.2       Conduct of Business.................................................................... 27
     5.3       Agree to Cooperate; Consents; Further Assurances....................................... 28
     5.4       Change of Name......................................................................... 29
     5.5       Ross Guarantees........................................................................ 29
     5.6       Books and Records...................................................................... 29

6.   Covenants Not to Compete......................................................................... 30
     6.1       Covenants.............................................................................. 30
     6.2       Remedies............................................................................... 31
     6.3       Severability........................................................................... 31

7.   Closing.......................................................................................... 31
     7.1       Closing Date........................................................................... 31
     7.2       Closing Deliveries to Buyer............................................................ 31
     7.3       Closing Deliveries to Seller........................................................... 32

8.   Conditions to Obligations of Ross and Seller..................................................... 33
     8.1       Compliance by Buyer and 4MC............................................................ 33
     8.2       Accuracy of Buyer's and 4MC's Representations.......................................... 33
     8.3       Documents.............................................................................. 33
     8.4       Litigation............................................................................. 34
     8.5       Employment Agreements.................................................................. 34
     8.6       Financial Statements................................................................... 34

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                     Page
                                                                                                     ----
9.   Conditions to Obligations of Buyer and 4MC....................................................... 34
     9.1       Compliance by Seller................................................................... 34
     9.2       Accuracy of Seller's and Ross's Representations........................................ 34
     9.3       Material Adverse Change................................................................ 34
     9.4       Litigation............................................................................. 34
     9.5       Employment Agreements.................................................................. 34
     9.6       Required Consents...................................................................... 34
     9.7       Financial Statements................................................................... 35
     9.8       Bank Approval.......................................................................... 35

10.  Termination...................................................................................... 35
     10.1      Termination Prior to Closing; General.................................................. 35
     10.2      Consequences of Termination............................................................ 35

11.  Survival of Representations; Indemnification; Escrow............................................. 36
     11.1      Survival............................................................................... 36
     11.2      Indemnity.............................................................................. 36
     11.3      Time for Claims........................................................................ 36
     11.4      Claims for Indemnification............................................................. 36
     11.5      Claims Procedure....................................................................... 37
     11.6      Escrow................................................................................. 37
     11.7      Enforcement............................................................................ 38

12.  Miscellaneous.................................................................................... 38
     12.1      Expenses............................................................................... 38
     12.2      Publicity.............................................................................. 38
     12.3      Succession and Assignments; Third Party Beneficiaries.................................. 38
     12.4      Notices................................................................................ 39
     12.5      Governing Law.......................................................................... 40
     12.6      Arbitration............................................................................ 40
     12.7      Attorneys' Fees........................................................................ 40
     12.8      Counterparts........................................................................... 41
     12.9      No Implied Waiver; Remedies............................................................ 41
     12.10     Entire Agreement....................................................................... 41
     12.11     Amendments; Actual Waivers............................................................. 41
     12.12     Headings............................................................................... 41
     12.13     Severability........................................................................... 41

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement ("Agreement") is made as of this 22nd day of June, 1999, by and among Four Media Company, a Delaware corporation ("4MC"); 4MC Ross Acquisition Co., a Delaware corporation ("Buyer"); Ross Digital Sound & Picture, Inc., a California corporation a/k/a Digital Sound & Picture ("Seller"); Michael John Ross ("J. Ross"); and Nancy Elaine Ross ("N. Ross") (collectively "Ross") with reference to the following facts:

     A. Ross owns all of the issued and outstanding shares of capital stock of Seller (the "Stock").

     B. 4MC, through its subsidiaries and affiliates, and Seller are each engaged in various aspects of the post production business.

     C.   Buyer is a wholly owned subsidiary of 4MC.

     D. Buyer desires to purchase from Seller and Seller desires to sell to Buyer substantially all of the assets used by Seller in the operation of Seller's business.

     In consideration of the foregoing and the mutual agreements, covenants and other provisions herein contained, the parties hereto agree as follows:

1.   Certain Definitions
     -------------------

     As used in this Agreement, the following terms shall have the meaning set forth below. All terms used in this Agreement that are not defined in this
Article 1 shall have the meanings set forth elsewhere in this Agreement.

     1.1 "Accounts Receivable" shall mean the rights of Seller to payment for the sale, lease or license of goods or services or from any other exploitation of its Assets.

     1.2 "Affiliate" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person;
(b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or a Person described in clause (a) of this Section, (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (d) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, (e) each Subsidiary of such Persons; and/or
(f) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of such relative.

     1.3  "Affiliated Group" shall mean affiliated group as defined in
Section 1504(a) of the Code.

     1.4  "Assets" is defined in Section 2.1.

     1.5  "Assumed Liabilities" is defined in Section 2.4.

     1.6  "Balance Sheet" is defined in Section 3.6.

     1.7 "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

     1.8  "Books and Records" is defined in Section 2.1(j).

     1.9 "Business" shall mean the operation by Seller of a sound mixing and editing facility.

     1.10 "Capital Lease" shall mean a lease of real or personal property which, in accordance with GAAP, has been or should have been capitalized by the lessee.

     1.11 "Cash" shall mean cash on hand, bank accounts, and all items equivalent thereto.

     1.12 "Claim(s)" is defined in Section 11.4.

     1.13 "Closing" shall mean the closing of the Transactions on the Closing Date in accordance with Section 7 hereof and subject to all of the other terms and conditions hereof.

     1.14 "Closing Date" shall mean the date of Closing.

     1.15 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.16 "Contract" shall mean any plan, program, arrangement, lease, commitment, understanding, sales order, purchase order, agreement, indenture, note, bond, right, warrant, instrument, permit or license, whether written or oral, which is intended or purports to be binding and enforceable or which is offered to any Person and acted upon or relied upon by such Person.

     1.17 "Employee Benefit Plan" shall mean any employee benefit plan, as defined in Section 3(3) of ERISA; any employee pension benefit plan as defined in Section 3(2) of ERISA; and any multiemployer plan as defined in Section 3(37) and 4001(a)(3) of ERISA, that is sponsored or contributed to by or on behalf of Seller.

     1.18 "Environmental Law" shall mean any federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances, or
(ii) pollution or protection of the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act of 1977, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act Amendments of 1972, any so called "Super Lien" law, and any other similar federal, state or local statutes, in each case including the regulations promulgated thereunder, each as supplemented or amended from time to time.

     1.19 "Environmental Liability" shall mean any liability arising out of or based upon any Environmental Law.

     1.20 "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

     1.21 "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

     1.22 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     1.23  "Escrow Agent" is defined in Section 11.6.

     1.24  "Escrow Agreement" is defined in Section 11.6.

     1.25  "Escrow Fund" is defined in Sections 2.3(b)(iii) and 11.6.

     1.26  "Excluded Liabilities" is defined in Section 2.5.

     1.27  "Financial Statements" is defined in Section 3.6.

     1.28 "GAAP" shall mean United States generally accepted accounting principles as in effect at the time in question.

     1.29 "Governmental Authority" shall mean the government of the United States, any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

     1.30 "Governmental Licenses and Permits" shall mean the licenses, permits or other authorizations required by any law or Governmental Authority to be held by a Person in order to operate the Business as it has been operated historically.

     1.31  "Gross Price" is defined in Section 2.3.

     1.32 "Indebtedness" shall mean at any date any of the following: (i) all obligations, unconditional or contingent for borrowed money (whether short term or long term) including, without limitation, principal, interest, premium, penalties and costs (whether or not the recourse of the lender is to the whole of the assets of the obligor or only to a portion thereof, and including for this purpose all obligations incurred under Capitalized Leases), or obligations evidenced by bonds, notes, debentures or similar instruments (including, without limitation, obligations with respect to letters of credit or bankers' acceptances); (ii) all obligations to pay the balance deferred and unpaid of the purchase price of any business, real property, other assets or interest therein, except any such balance that constitutes a trade payable arising in the ordinary course of business; (iii) all liabilities secured by any Lien on any property of Seller even though Seller has not assumed or otherwise become liable for payment thereof; (iv) all guarantees of Seller; (v) all obligations under Operating Leases; (vi) all amounts of any purchase options, buyouts or prepayment penalties for borrowings (including Capital Leases or Operating Leases) which would be payable if any such obligation were paid in full or any such option or buyout were exercised at Closing; and (vi) accounts payable and/or trade debt, but only to the extent accounts payable or trade debt is over sixty (60) days delinquent.

     1.33  "Indemnitee" is defined in Section 11.2.

     1.34  "Indemnitor" is defined in Section 11.2.

     1.35 "Intangible Personal Property" shall mean all notes receivable, instruments, deposits, prepaid items, contract rights, beneficial business arrangements and relationships with customers and suppliers, general intangibles and any other intangible assets not otherwise specifically described elsewhere in this Agreement.

     1.36  "Intellectual Property" is defined in Section 3.11.

     1.37 "Know-how" shall mean all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

     1.38 "Knowledge" shall mean with respect to a party's awareness of a fact, event or circumstance, the actual knowledge of such party (including, but not limited to, the actual knowledge of such party's officers, directors, executives, consultants and counsel), together with such additional knowledge as would be acquired by a reasonable person upon conducting reasonable and diligent inquiry concerning the subject matter in question.

     1.39 "Knowledge of 4MC" shall mean the Knowledge of any senior executive of 4MC.

     1.40 "Knowledge of Ross" shall mean the Knowledge of either J. Ross or N. Ross.

     1.41 "Knowledge of Seller" shall mean the Knowledge of any executive of Seller.

     1.42 "Law" shall mean any law, common law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, permit, policy, guideline, settlement agreement or requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

     1.43 "Leased Personal Property" shall mean all of Seller's leasehold interests in Tangible Personal Property.

     1.44 "Leased Real Property" shall mean all of the Seller's leasehold interests in real property (including fixtures), easements, licenses for real property, rights of access and rights-of-way which are used, held or useful for use in the Business.

     1.45 "Liabilities" shall mean all (a) obligations at any date which are or should be reflected and classified as liabilities on the Balance Sheet; (b) all contingent liabilities (including, without limitation, guarantees, endorsements or obligations to pay, assume or purchase liabilities or any obligation to purchase, sell or otherwise furnish assets, properties or services primarily for the purpose of enabling such other Person to make payment of such liabilities or of assuring the owner of such liabilities against loss with respect thereto); (c) amounts (calculated on an actuarial basis) that could be payable pursuant to any contract, or other plan or arrangement by which Seller is bound with respect to or affecting its employees, officers, directors, representatives or agents; (d) penalties, charges and assessments payable by Seller to any other Person, including penalties, charges or assessments that are triggered by virtue of the occurrence of a transaction or event; (e) liabilities secured by any Lien affecting any assets or properties owned by Seller (whether or not any such liability has been assumed by Seller, and whether it arises under a conditional sale or other title retention agreement given as a security device); and (f) any other claims, indebtedness, responsibilities, liabilities, losses, damages, deficiencies or obligations, regardless of whether such claim, indebtedness, responsibility, liability, loss, damage, deficiency or obligation is known or unknown, fixed or accrued, absolute or contingent, determined or determinable, secured or unsecured, and whether such claim, liability, responsibility, loss, damage, deficiency or obligation has arisen or has yet to arise or would be required to be recorded or reflected on the books of Seller.

     1.46 "Licenses" shall mean licenses or similar agreements to which Seller is a party either as licensee or licensor for each item of Intangible Personal Property or Intellectual Property.

     1.47 "Liens" shall mean all, with respect to any given property(ies), encumbrances, defects of title, deeds of trust, mortgages, security agreements, security interests, pledges, liens, conditional sales agreements, claims, restrictions, charges, options, purchase rights, voting trusts, leases, subleases, encroachments, covenants, easements and/or rights of third parties of every kind and character arising or existing by operation of law, by judicial decree or judgment or arbitral decision, by contract or otherwise, whether or not accrued or fixed, absolute or contingent, known or unknown, determined or determinable and whenever arising, including, but not limited to, those evidenced by contracts, agreements, leases, indentures, deeds of trust and security, conditional sale and other title retention agreements.

     1.48 "Loss" or "Losses" shall mean all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Bank of America Reference Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants, experts and other agents of such Person.

     1.49 "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to a Person, a change or an effect (or circumstance involving a prospective effect) which would have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of such Person.

     1.50  "Material Contract" is defined in Section 3.13.

     1.51 "Operating Leases" shall mean a lease of Tangible Personal Property which, in accordance with GAAP, has not been or should not have been capitalized by the lessee.

     1.52  "Other Agreements" is defined in Section 3.3.

     1.53 "Patent" shall mean that certain patent applied for by J. Ross pertaining to technology used in a sound mixing board, together with the invention, technology or other intellectual property encompassed by such patent application.

     1.54  "Patent License" is defined in Section 2.2.

     1.55 "Permitted Liens" shall mean Liens for (i) the bank Indebtedness set forth on Schedule 3.27; (ii) the Personal Property Leases set forth on Schedule 3.10; (iii) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and for which reserves are maintained in accordance with GAAP; (iv) statutory Liens such as materialman's Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith; or (v) deposits in connection with Workers' Compensation, unemployment insurance or leases or services in the ordinary course.

     1.56 "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization including, but not limited to, a Governmental Authority.

     1.57 "Personal Property" shall mean Tangible Personal Property, Intangible Personal Property and Intellectual Property.

     1.58 "Personal Property Leases" shall mean Tangible Personal Property lease agreements, as amended, to which Seller is a party (as lessor or lessee) and whether Capital Leases or Operating Leases.

     1.59  "Purchase Price" is defined in Section 2.3(a).

     1.60 "Real Property" shall mean real property, including tenant improvements and fixtures.

     1.61  "Real Property Leases" shall mean those certain leases set forth on
Schedule 3.12.

     1.62 "Regulated Substance" shall mean any chemical or substance subject to or regulated under any Environmental Law including, without limitation, any "pollutant or contaminant" or

"hazardous substance," as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

     1.63 "Required Consent" shall mean all consents required to be obtained by Seller or Ross to comply with or eliminate the exceptions to Section 3.5 of the Agreement.

     1.64 "Returns" shall mean all returns (including, without limitation, information returns) and other material information, reports and forms relating to Taxes.

     1.65  "Ross Payment" is defined in Section 2.3(b)(i).

     1.66 "Schedule" shall mean any schedule, and the term Schedule shall mean all schedules, attached hereto and incorporated herein.

     1.67  "Seller Payment" is defined in Section 2.3(b)(ii).

     1.68 "Subsidiary," with respect to a specified Person, shall mean a corporation or other legal entity which such person beneficially owns, controls or has the ability to control, directly or indirectly, (a) in excess of fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors or (b) in excess of fifty percent (50%) of the aggregate total ownership thereof.

     1.69 "Tangible Personal Property" shall mean all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies and other tangible personal property which are owned, leased or licensed by Seller which are used, held for use or useful in the Business.

     1.70  "Tax Claims" are defined in Section 11.1.

     1.71 "Taxes" shall mean, with respect to any Person, (a) any net income, gross income, alternative or add-on minimum, business, gross receipts, sales, use, ad valorem, franchise, fuel, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, fee, assessment or charge of any kind or nature whatsoever, together with any interest and any penalty thereon or any other related addition to any such taxes, imposed by any Governmental Authority on such Person or with respect to the assets or operations of such Person, and (b) any liability of such Person for the payment of any amount of the type described in the immediately preceding clause (a) as a result of such Person's being a member of an affiliated or combined group.

     1.72 "Trademarks" shall mean (a) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or embodying the goodwill of the Business, whether or not registered, and any applications or registrations therefor, and (b) any associated goodwill incident thereto owned by Seller.

     1.73 "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party.

     1.74 "Working Capital" shall mean working capital determined in accordance with GAAP, but without deduction for the short term portion of Indebtedness.

     1.75 "Working Capital Adjustment" means the amount by which Working Capital at Closing is less than Three Hundred Fifty Thousand Dollars ($350,000).

2.   Purchase and Sale of Assets
     ---------------------------

     2.1   Sale of Assets.  Subject to the terms and conditions herein, on the
           --------------
Closing Date, Seller shall sell to Buyer and Buyer shall purchase from Seller, free and clear of all Liens except for Permitted Liens, all of the tangible or intangible assets owned, leased or licensed by Seller that are used, held for use or useful in connection with the Business as the same shall exist immediately prior to the Closing Date, whether or not reflected on the Balance Sheet, but specifically including all assets reflected on the Balance Sheet which have not been disposed of in the ordinary course of business after the date of the Balance Sheet (the "Assets") excluding the Patent but including the physical equipment which is the subject of the Patent, and specifically including but not limited to the following:

           2.1(a) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software(subject to applicable License restrictions)), communications equipment, spare and replacement parts and other tangible property (and interests in any of the foregoing) of Seller including, but not limited to, the physical equipment which is the subject of the Patent;

           2.1(b) all items of inventory notwithstanding how classified in the financial records of Seller, including all raw materials, work-in-progress, finished goods, supplies, spare parts and samples;

           2.1(c) all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Closing Date;

           2.1(d) all accounts, Accounts Receivable and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, of Seller, and any security or collateral therefor, including recoverable advances and deposits;

           2.1(e) all prepaid charges and expenses of Seller, including any such charges and expenses with respect to ad valorem taxes, leases, rentals and utilities;

           2.1(f)  all rights of Seller to insurance proceeds, if any;

           2.1(g) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller for use in the Business or affecting any of the Assets;

           2.1(h) all of Seller's licensed products or processes, patents (except for the Patent), copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions and other proprietary data;

           2.1(i) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller;

           2.1(j) all books, records, files and papers of Seller, whether in hard copy or computer format, including all documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose related to the conduct of the Business at any time prior to the Closing ("Books and Records");

           2.1(k)  all existing lists, if any, of present and former customers;

           2.1(l)  all goodwill associated with the Business or the Assets;

           2.1(m) all Cash (except for any Cash permitted to be distributed pursuant to Section 5.2 hereof);

           2.1(n)  Seller's telephone numbers; and

           2.1(o) except for the Patent, all other assets and properties of Seller which exist on the Closing Date, whether tangible or intangible, real or personal including, to the extent not otherwise included, library of clients' duplicate sound mixing recordings (subject to the Pledge Agreement described in Schedule 2.1(o)), Tangible Personal Property, Intangible Personal Property, Intellectual Property, Leased Real Property and Leased Personal Property.

     2.2   License of Patent.  Ross and Seller shall grant to Buyer and 4MC
           -----------------
a license for the Patent in form and substance set forth in Exhibit A (the "Patent License").

     2.3   Purchase Price and Payment for Assets.
           -------------------------------------

           2.3(a)  Purchase Price.  The Purchase Price for the Assets, the
                   --------------
Patent License and the restrictive covenants hereafter contained shall be an amount equal to (i) Seven Million Two Hundred Thousand Dollars ($7,200,000) (the "Gross Price"), allocable Ten Thousand Dollars ($10,000) to the Patent License, Fifty Thousand Dollars ($50,000) to such restrictive covenants and the balance allocable to the Assets, plus (ii) an assumption of liabilities of Seller to the extent set forth in Section 2.4 hereof, less (iii) the Working Capital Adjustment (together, the "Purchase Price").

           2.3(b)  Payment of Purchase Price.  The Purchase Price shall be paid
                   -------------------------
by Buyer as follows:

                   2.3(b)(i)    At the Closing, Buyer shall pay to J. Ross cash
in the amount of Ten Thousand Dollars ($10,000) in respect of the Patent License, and to Ross cash in the amount of Fifty Thousand Dollars ($50,000) in respect of the restrictive covenants (the "Ross Payment").

                   2.3(b)(ii)   At the Closing, Buyer shall pay to Seller (or
for the benefit of Seller pursuant to Section 2.3(b)(iii) below) an amount equal to the Gross Price, less the Ross Payment, less the Working Capital Adjustment, if any, and less an amount equal the Indebtedness (the "Seller Payment").

                   2.3(b)(iii) At the Closing, an amount equal to five percent (5%) of the Seller Payment shall be delivered into an escrow account established as set forth in Section 11.6 hereof to establish a fund in support of the indemnity contained in Section 11 (the "Escrow Fund").

                   2.3(b)(iv)   Payments of the amount payable at Closing,
whether to Seller, to Ross or into escrow, shall be made in cash in immediately available funds by wire transfer into

(i) an account(s) designated by Ross, which account(s) shall be designated at least two (2) business days prior to the Closing Date and (ii) to the account maintained for the escrow.

                   2.3(b)(v)    At the Closing, Buyer shall pay the Indebtedness
and assume the liabilities of Seller, in each case to the extent set forth in
Section 2.4 hereof. Solely for the benefit of Seller and Ross, and not for the benefit of any third party, 4MC shall be jointly and severally liable for the obligations of Buyer under this Section 2.3(b)(v) and under Section 2.4.

     2.4   Assumption of Liabilities and Obligations. Upon the terms and subject
           -----------------------------------------
to the conditions of this Agreement, Buyer agrees, effective from and after the time of Closing, to assume, perform and timely pay and discharge the following Liabilities (subject to the conditions below and excluding the Excluded Liabilities, the "Assumed Liabilities"):

           2.4(a) all Indebtedness of Seller to the extent set forth on the Financial Statements and/or incurred in the ordinary conduct of the Business thereafter and deducted in determining the Seller Payment;

           2.4(b) any current accounts payable or accrued expenses of Seller incurred or accrued in the ordinary course of business, but only to the extent that such current accounts payable or accrued expenses of Seller have been properly reflected on the Financial Statements or incurred in the ordinary conduct of the Business thereafter;

           2.4(c) all obligations under the Real Property Leases to the extent arising from and after Closing; and

           2.4(d) any sales Taxes upon the Transactions (which the parties do not believe should exist) to the extent the imposition of any sales Taxes do not arise out of, in connection with, or as a result of a breach by Seller of any representation or warranty contained in this Agreement.

     2.5   Excluded Liabilities.  Buyer and 4MC shall not assume, and shall not
           --------------------
at any time hereafter (including on or after the Closing Date) become liable for, any Liabilities of Seller other than the Assumed Liabilities (the "Excluded Liabilities"); the Excluded Liabilities shall include, but are not limited to, the following:

           2.5(a) any Liability of Seller that is not attributable to, or that does not arise out of, the ordinary conduct of the Business;

           2.5(b) any Environmental Liability of Seller whether presently in existence or arising hereafter;

           2.5(c) any Liability for any Taxes attributable to any period through and including Closing, including any sales Taxes, except for any sales Taxes upon the Transactions;

          2.5(d) any Liability related to the severance of any employee of Seller at any time on or prior to the Closing Date;

          2.5(e) any Liability to any broker, investment banker, finder or other intermediary arising out of, relating to or resulting from the Transactions; and

          2.5(f) any Liability the existence of which constitutes a breach of any representation or warranty or Ross or Seller hereunder.

     2.6   Employees.  Except as set forth in Section 2.8, Buyer is under no
           ---------
obligation to hire any employees of Seller. Buyer shall not assume or be responsible for any agreement, commitment or obligation of Seller to any such employee. To the extent Buyer does hire employees of Seller at Closing, Buyer shall assume the obligation of Seller for the current year's accrued vacation, current benefits exclusive of pension or profit sharing, otherwise required to be paid to such employee by Seller as well as the regular salary payable to each such employee for the current payroll period.

     2.7   Allocation of Purchase Price.  The Purchase Price for the Assets
           ----------------------------
(including the liabilities assumed pursuant to Section 2.4 hereof) shall be allocated by Buyer among the Assets in accordance with the applicable provisions of the Code. The Tangible Personal Property shall be valued by appraisal prepared by a qualified professional appraiser. Seller and Buyer agree to file in accordance with, and as and when required by, the Code Form 8594 reflecting such allocation.

     2.8   Employment Agreements.  4MC and J. Ross and 4MC and N. Ross shall
           ---------------------
enter into employment agreements, and into stock option agreements, in form and substance set forth in Exhibits B and C, respectively.

3.   Representations and Warranties
     ------------------------------
     Seller, J. Ross and N. Ross jointly and severally represent and warrant as to each and all the following:

     3.1   Organization.  Seller is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of the state of California, has all the corporate power and authority to carry on its business as now being conducted and to own or lease and operate its properties and assets. It is not licensed or qualified as a foreign corporation in any other jurisdiction and it is not required to be so licensed or so qualified. All of the officers (and their respective titles) and directors of Seller are set forth on Schedule 3.1. Each of such officers and directors has been duly elected or appointed and qualify in accordance with applicable law, Articles of Incorporation, Bylaws, agreements, arrangements or understandings relating thereto.

     3.2   Articles of Incorporation; Bylaws; Minutes.  Ross has delivered to
           ------------------------------------------
Buyer true and complete copies of the Articles of Incorporation, Bylaws and Minutes of the Board of Directors and Shareholders of Seller.

     3.3   Due Execution and Authority. Ross and Seller each have full capacity,
           ---------------------------
power and authority to enter into, deliver and perform this Agreement and all other agreements contemplated hereby to which it is or is to be a party at Closing (the "Other Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been, and the Other Agreements have been, duly and validly authorized by all necessary corporate action of Seller including, but not limited to, the adoption of resolutions by the Board of Directors of Seller and by Ross who are the record and beneficial owners of all of the issued and outstanding shares of capital stock of Seller. This Agreement has been, and each of the Other Agreements will be when delivered at the Closing, duly executed and delivered by Seller and/or Ross and this Agreement constitutes, and each of the Other Agreements when executed and delivered will constitute, a valid and binding obligation of Seller and/or Ross, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

     3.4   Subsidiaries and Affiliates.  Seller has no affiliates, and does not
           ---------------------------
own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity or ownership interest, including interests in partnerships, joint ventures or limited liability companies, in any business.

     3.5   No Violation.  Except as set forth in Schedule 3.5, which sets forth
           ------------
all consents necessary to consummate the Transactions consistent with the representations and warranties contained in this Section 3.5 (the "Required Consents"), neither the execution nor delivery of this Agreement or the Other Agreements, nor the consummation of the Transactions will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, Governmental Authority or court to which Seller or Ross is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the Articles of Incorporation, Bylaws or any agreement, contract, lease, license, instrument or other arrangement to which Seller or Ross is a party or by which such Person is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Seller nor Ross is required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any government or Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement or the Other Agreements.

     3.6   Financial Statements.  Seller has previously delivered to Buyer its
           --------------------
balance sheets and statements of operations as of and for the fiscal years ended December 31, 1997 and December 31, 1998, and the twelve (12) months ended April 30, 1999 (the April 30, 1999 balance sheet is herein the "Balance Sheet") (collectively, the "Financial Statements"), audited by Pricewaterhouse Coopers with respect to the December 31, 1998 Financial Statements and reviewed by Pricewaterhouse Coopers with respect to the April 30, 1999 Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial position of Seller at the dates thereof and the results of its operations and the changes in its financial position for the periods then ended. The books of account of Seller are in all material respects in accordance with sound business practices and there have been no transactions that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

     3.7   Absence of Undisclosed Liabilities.  To the Knowledge of Ross and of
           ----------------------------------
Seller, Seller has no obligation or Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (i) Liabilities reflected in the Financial Statements, including the notes thereto, and (ii) Liabilities and obligations which have arisen subsequent to the Financial Statements in the ordinary course of business.

     3.8   Absence of Certain Changes or Events. Except as set forth on Schedule
           ------------------------------------
3.8, since December 31, 1998, there has not occurred nor has any fact or circumstance arisen which may be expected to lead to, (i) except as permitted by
Section 5.2, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Seller's capital stock or any purchase by Seller of any shares of capital stock of Seller; (ii) any increase (other than increases in accordance with past custom and practice or in accordance with agreements in effect at December 31, 1998) in the compensation (including, without limitation, bonuses and compensatory options) payable or to become payable by Seller to any of its shareholders or directors or to any of its officers or employees who received or were entitled to receive compensation during the fiscal year ended December 31, 1998 in excess of Seventy-five Thousand Dollars ($75,000); (iii) any payment by Seller of, or agreement by Seller to pay, any pension, retirement allowance or other employee benefit to any of its past or present shareholders, directors, officers or employees, except as required by previously existing plans, agreements or arrangements and in accordance with past custom and practice; (iv) any establishment by Seller of any additional pension, profit sharing, bonus, incentive, deferred compensation, group insurance, retirement or other employee benefit plan, or of any employment or consulting agreement with or for the benefit of any Person; (v) any sale, assignment or transfer of any of the property, assets or business of Seller not in the ordinary course of business;
(vi) cancellation of any of the Claims of Seller in excess of Twenty-five Thousand Dollars ($25,000) in the aggregate; (vii) any change or amendment to the Articles of Incorporation or Bylaws (or similar governing documents) of Seller; (viii) any discharge or satisfaction of any lien or payment of any material obligation or liability (fixed or contingent) by Seller not in the ordinary course of business; (ix) any mortgaging, pledging or subjecting to any lien of any assets or properties of Seller not in the ordinary course of business; (x) any new investment of a capital nature by Seller in any Person, either by purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise, not in the ordinary course of business or not reflected in the Financial Statements; (xi) any waiver or release of any rights by Seller not in the ordinary course of business; (xii) any new loan to, or any new transaction of any other nature with, any shareholder, director, officer or employee of Seller; (xiii) entering into any written or oral contracts not in the ordinary course of business; (xiv) any transaction whether or not covered by the foregoing not in the ordinary course of business; or (xv) any commitment by Seller to do any of the things specified in clauses (i) through (xiv) above, inclusive; or (xvi) any Material Adverse Change in the business, operations or condition (financial or other) of Seller. Since May 1, 1998, Seller has not sold any tangible personal property to any Person.

     3.9   Broker's Fees.  Neither Ross nor Seller has any liability or
           -------------
obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions, although a claim has been made as set forth in
Schedule 3.14, liability for which Ross and Seller deny.

     3.10  Assets.  Except for assets and properties which are subject to
           ------
Licenses, as set forth on Schedule 3.11, Seller has good and marketable title to all of the assets and properties which it purports to own whether or not reflected on the Financial Statements, or thereafter acquired including, but not limited to, the Tangible Personal Property and the Intangible Personal Property. Seller has a valid leasehold interest in all material properties of which it is the lessee including the Personal Property Leases set forth on Schedule 3.10 which constitute all of the leases (operating or capital), other than the Real Property Leases, to which it is a party. Each such lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. Seller has not received notice of any breach or default on the part of either of them with respect to such leases or has breached any such leases. To the Knowledge of Ross and Seller there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder. No material portion of the assets of Seller is subject to any Lien except as set forth in Schedule 3.10 or 3.27. No material portion of the assets of Seller is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Ross or Seller, has any such condemnation expropriation or taking been proposed. None of the material assets of Seller are subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof. Seller is, and on the Closing Date will be, the rightful and lawful owner, licensee or lessee of all significant items of Real and Personal Property used by Seller in the conduct of its business. All of the Personal Property located at the business premises of Seller is owned or leased by Seller and is not owned or leased by any other Person.

     3.11  Intellectual Property.
           ---------------------

           3.11(a) Schedule 3.11 sets forth (i) a complete and correct list of each patent, patent application, copyright, copyright application, trademark, trademark application, service mark, service mark application, trade name, trade name application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, computer program, formula and similar rights (collectively, the "Intellectual Property") of Seller, and (ii) a complete and correct list of all material licenses or similar agreements ("Licenses") to which Seller is a party either as a licensee or licensor for each such item of Intangible Personal Property.

           3.11(b) There are no pending actions or other judicial or adversary proceedings involving Seller concerning any item of Intellectual Property and, to the Knowledge of Ross or Seller, no such action or proceeding is threatened and no claim or other demand has been made or threatened by any person relating to any item of Intellectual Property.

           3.11(c) Seller has the right and authority to use each item of Intellectual Property in connection with the conduct of its Business in the manner presently conducted and to convey such right and authority and, to the Knowledge of Ross and Seller, such use does not conflict with, infringe upon or violate any patent, patent application, copyright, copyright application, trademark, trademark application, service mark, service mark application, trade name, trade name application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, computer program, formula and similar rights of any other person or entity.

           3.11(d) There are no outstanding or, to the Knowledge of Ross or Seller, threatened disputes or disagreements with respect to any Licenses.

           3.11(e) To the Knowledge of Ross and Seller, except as otherwise provided in the Patent License, Seller either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Tangible Personal Property an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, trade names, brand names and copyrights which are necessary for the conduct of the Business in the manner that such Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, trademarks, trade names, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

     3.12  Real Property.  Seller does not own any Real Property, except for
           -------------
leasehold improvements upon the real property leased to Seller. Schedule 3.12 lists all Leased Real Property and all of the Real Property Leases. Seller has delivered to Buyer true, complete and correct copies of all such leases and subleases of real property. Each such lease and sublease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. Seller has not received notice of any breach or default with respect to such leases and subleases or has not breached any such lease or sublease and, to the Knowledge of Ross and Seller, there are no defaults, events or circumstances which, with the giving of notice, lapse of time or both, would constitute a default or breach thereunder.

     3.13.  Contracts.  Schedule 3.13 consists of a true and complete list of
            ---------
all Contracts to which Seller is a party or by which it is bound except for contracts covered by Section 3.21: (A) relating to the provision of sound mixing and editing production services; and (B) all other Contracts except those (i) requiring payments or receipts less than Fifty Thousand Dollars ($50,000) per year, and (ii) made in the ordinary course of business or terminable by Seller on notice of thirty (30) days or less without penalty of Seller being liable for damages. All such contracts are herein referred to as "Material Contracts."

            To the Knowledge of Ross and Seller, all of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their terms. Seller has not and, to the Knowledge of Ross and Seller, no other party to any Material Contract has breached any material provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.

     3.14.  Litigation.  Except as set forth on Schedule 3.14, there is no
            ----------
claim, action, proceeding or, to the Knowledge of Ross and Seller, investigation pending against or affecting Seller before any court, arbitrator or Governmental Authority. To the Knowledge of Ross and Seller there is no claim, action proceeding or investigation threatened against or threat which would affect Seller before or by any court, arbitrator or Governmental Authority which could have a Material Adverse Effect on Seller, nor is there any basis for any such claim, action, proceeding or investigation. There are no decrees, injunctions or orders of any court, Governmental Authority or arbitration outstanding against Seller and, with respect to any action or claim covered by insurance, Seller has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

     3.15.  Tax Matters.
            -----------

            3.15(a)   Seller has duly prepared and timely filed all Returns
required to be filed by it and has paid all Taxes required to be paid by it in connection with the periods covered by such Returns. Except as set forth on
Schedule 3.15(a), adequate provision has been made on the books and records of Seller and in the Financial Statements for all Taxes required to be paid but not yet paid or otherwise assessed or assessable against it or payable with respect to its business or assets, through the date hereof.

            3.15(b)   Except for an audit of Seller's 1991 federal income tax
return, none of the Returns of Seller have been audited or currently is the subject of an audit. Seller has made available to Buyer a true, complete and correct copy of its most recently filed annual and other periodic Returns.

            3.15(c)   Seller has not waived any statute of limitations with
respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

            3.15(d)   There are no tax liens upon the assets of Seller.

            3.15(e)   To the Knowledge of Ross and Seller, there is no valid
basis for any assessment, deficiency notice, 30-day letter or similar intention to assess any Tax to be issued to Seller by any Governmental Authority.

            3.15(f)   Seller is not a party to any Tax allocation or sharing
agreement.

            3.15(g)   Seller has not been a member of an Affiliated Group filing a consolidated United States federal income Tax Return.

            3.15(h)   Seller does not have, and to the Knowledge of Ross and
Seller is not required to have, a Seller's Permit under the California Sales and Use Tax Law. Seller is not engaged in the sale or rental of Tangible Personal Property.

     3.16.  Compliance With Laws.  To the Knowledge of Ross and Seller, Seller
            --------------------
has complied and each is complying in all material respects with all Laws applicable to the operation of its business in all jurisdictions where its business is conducted or to which it is subject, including, without limitation, all applicable federal and state securities laws, communications laws, civil rights and equal opportunity employment laws and regulations, and all antitrust, anti-monopoly and fair trade practice laws. Without limiting the foregoing, no notice from any Governmental Authority has been received by Seller claiming any violation of any Law or requiring any work, construction or expenditure. To the Knowledge of Ross and Seller, no Person has asserted that Seller is in violation in material respect of any such Laws.

     3.17.  Government Licenses and Permits.  Seller is duly licensed with all
            -------------------------------
Governmental Licenses and Permits required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which its does business or owns property or in which such Governmental Licenses and Permits are otherwise required except where the failure to be so qualified or authorized would not in the aggregate have a Material Adverse effect on the assets, liabilities (whether absolute, contingent or otherwise), results of operations, business or prospects of Seller. Seller is in compliance in all material respects with all Governmental Licenses and Permits. Schedule
3.17 sets forth a list of all such Governmental Licenses and Permits and the expiration dates thereof. There are no proceedings pending or, to the Knowledge of Ross and Seller, threatened to revoke or terminate any such Governmental Licenses and Permits.

     3.18.  Environmental Matters.
            ---------------------

            3.18(a) To the Knowledge of Ross and Seller, no Environmental Permits are required for the proper management and operation of the Business.

            3.18(b) To the Knowledge of Ross and Seller, Seller is in all material respects in full compliance with all Environmental Laws.

            3.18(c) Seller has not received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other Governmental Authority, authorized pursuant to an Environmental Law, concerning any intentional or unintentional action or omission by Seller constituting a violation or potential violation of any Environmental Law including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources.

            3.18(d) Seller has not received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Law including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site.

     3.19.  Insurance.  Seller is covered by insurance policies, or renewals
            ---------
thereof, as identified and described in Schedule 3.19 which set forth the carrier, premium, coverage and expiration date. There is no liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement. There are no outstanding requirements of recommendations by any insurance company that issued any policy of insurance to Seller or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions that require or recommend any changes in the conduct of the business of Seller or any action to be undertaken with respect to any of their assets. No notice or other communication has been received by Seller from any insurance company within the two (2) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies and, to the Knowledge of Ross and Seller, no such cancellation, amendment or increase of premiums is threatened. To the Knowledge of Ross and Seller, there are no pending or threatened claims under any insurance policy.

     3.20.  Condition of Assets.  The equipment, fixtures and other tangible
            -------------------
property of Seller are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted.

     3.21.  Labor and Employment Agreements.
            -------------------------------

            3.21(a) Schedule 3.21 sets forth a complete and correct list of the following, whether written or oral:

                  3.21(a)(i)   each collective bargaining agreement, if any, and
  other labor or employment agreement, if any, to which Seller is a party or by which it is bound;

                  3.21(a)(ii) each profit sharing, deferred compensation, bonus, severance, pension, change of control, retainer, consulting, retirement, health, welfare or incentive plan or agreement to which Seller is a party or by which it is or may be bound;

                  3.21(a)(iii) each plan or agreement under which "fringe benefits" (including, without limitation, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs and related or similar benefits) are afforded to employees of Seller;

                  3.21(a)(iv) each informal arrangement or understanding for the payment of post-retirement benefits; and

            3.21(a)(v) the name and the terms of employment or engagement of each employee or agent of or consultant to Seller who since January 1, 1998 was or is being paid Seventy-five Thousand Dollars ($75,000) or more per year or Six Thousand Dollars ($6,000) or more per month.

            3.21(b) No organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending with respect to the employees of Seller and to the Knowledge of Ross and Seller, no such effort, allegation, claim, suit or proceeding has been made, raised or brought prior to the date of this Agreement and, to the Knowledge of Ross and Seller, there is no basis for any such claim.

            3.21(c) All reasonably anticipated material obligations of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of Seller in respect of the services rendered by any of them on or prior to the date of the Financial Statements, have been paid or adequate accruals therefor have been made in the consolidated books and records of Seller and in the Financial Statements. All such material obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof or adequate accruals therefor have been made. All accrued material obligations of Seller applicable to its employees, whether arising by operation of Law, Contract, past custom or otherwise, for payments to trusts or other funds or to any Governmental Authority with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financial Statements have been paid or adequate accruals therefor have been made on the consolidated books and records of Seller and in the Financial Statements. All such material obligations with respect to employment of employees through the date hereof have been paid as of the date hereof or adequate accruals therefor have been made.

            3.21(d) To the Knowledge of Ross and Seller, all employees of Seller are "at will" employees.

     3.22.  Employee Benefit Plans; ERISA.  Schedule 3.22 lists each Employee
            -----------------------------
Benefit Plan that Seller maintains or to which it contributes. No such Employee Benefit Plan is a Multiemployer Plan.

            3.22(a) To the Knowledge of Ross and Seller, each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

            3.22(b) To the Knowledge of Ross and Seller, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan.

     3.23.  Business Locations.  Except as set forth on Schedule 3.23, Seller
            ------------------
does not own or lease any Real or Personal Property in any state or country other than California. Seller has no executive offices or places of business except as otherwise set forth on Schedule 3.23.

     3.24.  Accounts Receivable.  All Accounts Receivable reflected on the
            -------------------
Balance Sheet and all Accounts Receivable which have arisen since the date of such statements arose from bona fide transactions in the ordinary course of business with unaffiliated third parties and, except as set forth on Schedule 3.24, otherwise represent valid receivables in accordance with GAAP. To the Knowledge of Ross and Seller, no such account receivable is subject to any right of set-off.

     3.25.  Customers; Existing Arrangements.  Except as set forth in Schedule
            --------------------------------
3.25, there has not been any adverse change in the business relationship, and there has been no material dispute, between Seller and any of its material customers and, to the best of the Knowledge of Ross and Seller, no entity doing business with Seller plans to terminate business with Seller either as a result of the Transactions or otherwise.

     3.26.  No Omissions or Untrue Statements.  No representation or warranty
            ---------------------------------
made by Ross or Seller to 4MC or Buyer in this Agreement, in the Schedules or in any certificate required to be delivered to 4MC or Buyer pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

     3.27.  Outstanding Bank Debt.  Schedule 3.27 sets forth all amounts
            ---------------------
outstanding under Seller's borrowing facilities with, or for money borrowed by Seller from, commercial lenders or other financial institutions. There is no other bank debt, whether direct or indirect, outstanding or committed, by which Seller or its assets are bound whether as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise. All such indebtedness may be pre-paid without penalty at any time by Seller.

     3.28.  Year 2000.  Except as set forth on Schedule 3.28, to the Knowledge
            ---------
of Ross and Seller, all of the computer software, computer firmware, compute hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Seller that are material to the conduct of the Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

4.   Representations and Warranties of Buyer and 4MC
     -----------------------------------------------

     Buyer and 4MC jointly and severally represent, warrant to and agree with Ross and Seller as follows:

     4.1.   Organization. Buyer and 4MC are corporations duly organized, validly
            ------------
existing and in good standing under the laws of the state of Delaware. Buyer and 4MC each have the corporate power and authority to own and lease their properties and to carry on their business as now being conducted.

     4.2.   Due Execution and Authority.  This Agreement is duly authorized,
            ---------------------------
executed and delivered by Buyer and 4MC and is a valid and legally binding agreement of Buyer and 4MC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

     4.3.   No Violation. Neither the execution and delivery of this Agreement
            ------------
by Buyer and 4MC, nor the performance by Buyer and 4MC of their obligations hereunder, constitutes or will constitute a breach or violation of, or result in a default under, any law, rule or regulation, or any order, ruling, decree, judgment, stipulation, mortgage, indenture, loan, agreement or other agreement or instrument to which Buyer or 4MC is a party, by which they are bound or to which any of their property is subject or of the Certificate of Incorporation or Bylaws of Buyer or 4MC.

     4.4. Brokers' Fees.  Neither Buyer nor 4MC has any liability or obligation
          -------------
to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

     4.5. Compliance With Laws.  To the Knowledge of 4MC, except as set forth in
          --------------------
public filings and except with respect to Union, NLRB or tax-related matters, 4MC has complied and each is complying in all material respects with all Laws applicable to the operation of its business in all jurisdictions where its business is conducted or to which it is subject including, without limitation, all applicable federal and state securities laws, communications laws, civil rights and equal opportunity employment laws and regulations, and all antitrust, anti-monopoly and fair trade practice laws.

     4.6. Government Licenses and Permits.  To the Knowledge of 4MC, 4MC is duly
          -------------------------------
licensed with all Governmental Licenses and Permits required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such Governmental Licenses and Permits are otherwise required except where the failure to be so qualified or authorized would not in the aggregate have a Material Adverse Effect on the assets, liabilities (whether absolute, contingent or otherwise), results of operations, business or prospects of 4MC.

     4.7. Use of Name.  4MC's present intention is to use the name Digital Sound
          -----------
& Picture in connection with the operation of the Business.

5.   Covenants
     ---------

     The Parties covenant that:

     5.1. Access by 4MC.  Seller shall afford to Buyer and 4MC and to their
          -------------
counsel, accountants and other representatives, full access during normal business hours and upon reasonable notice throughout the period prior to the Closing Date: (i) to all of the books, contracts and records of Seller and shall furnish Buyer and 4MC during such period with all information concerning Seller that Buyer or 4MC may reasonably request; and (ii) to the properties of Seller in order to conduct inspections at 4MC's expense to determine that Seller is operating in material compliance with all applicable federal, state and local statutes, rules and regulations, and that the Assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by Buyer or 4MC shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. The Parties and their employees, consultants, agents and others exposed to such information shall hold any such information which is nonpublic in strict confidence until such time as such information otherwise becomes publicly available through no wrongful act of either Party, or is required to be disclosed pursuant to applicable law. In the event a Party believes that such information is required to be disclosed pursuant to applicable law, it shall notify the other Parties so that such other Parties may seek a protective order or other appropriate remedy, and it will not oppose action by the other Parties to obtain such order or remedy. In the event that this Agreement is terminated in accordance with its terms, each Party shall promptly return all nonpublic documents provided by any other Party and any copies, extracts or other reproductions in whole or in part of such documents. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each Party based on the information in such non-public material provided by any other Party shall be destroyed (and each Party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other Party by an authorized officer supervising such destruction.

     5.2. Conduct of Business.  During the period from the date hereof to the
          -------------------
Closing Date, the Business shall be operated by Seller in the usual and ordinary course of such Business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          5.2(a) Seller shall use its Best Efforts to: (i) keep available the services of the present employees and agents of Seller; (ii) complete or maintain all existing arrangements, including but not limited to, filings, licensing, leases and other agreements and arrangements in full force and effect in accordance with their existing terms; (iii) maintain the integrity of all confidential information of Seller; (iv) maintain in full force and effect the existing insurance policies (or policies providing substantially the same coverage, copies of which shall be made available to Buyer and 4MC) insuring the business and properties of Seller; (v) comply in all material respects with all applicable laws; and (vi) preserve the goodwill of, and Seller's business and contractual relationship with, suppliers, customers and others having business relations with Seller; and

          5.2(b) Seller shall not: (i) sell or transfer any of its assets or property except in the usual and ordinary course of business; (ii) make any distribution, whether by dividend or otherwise, to any of its stockholders or employees except for compensation to employees and payments to associated companies for goods and services, in the usual and ordinary course of business;
(iii) declare any dividend or other distribution; (iv) redeem or otherwise acquire any shares of its capital stock or other securities; (v) issue or grant rights to acquire shares of its capital stock or other securities; (vi) pay any Indebtedness other than in accordance with normal amortization schedules or, if none, in accordance with ordinary past practices; (vii) do any of the things specified in Sections 3.7(i) through 3.7(xiv); or (vii) agree to do any of the foregoing.

                  Notwithstanding the foregoing, Seller may distribute the lesser of (i) Cash on hand from time to time through Closing available from the operation of the Business in its ordinary and usual course, and (ii) an amount sufficient for Ross to pay their federal and state income taxes upon income from 1998 operations of Seller and income from 1999 operations of Seller through Closing (but not upon income resulting from the Transactions), based upon a reasonable estimate of such Taxes by Ross at or prior to Closing and assuming payment at the marginal rate of 39.6% federal and a net effective marginal rate of 5.6172% state.

     5.3. Agree to Cooperate; Consents; Further Assurances.  Subject to the
          ------------------------------------------------
terms and conditions of this Agreement, each of the Parties hereto shall use its Best Efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to the Transactions. From time to time if 4MC or Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other things necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in Buyer the title to any property or rights of Seller acquired or to be acquired by reason of, or as a result of, the Transactions, Buyer, Ross and Seller agree that the proper directors and officers of Seller last in office, and Ross, shall use their Best Efforts to and shall execute and deliver all such proper deeds, assignments, and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of Seller are fully authorized to take any and all such action.

     5.4. Change of Name.  Seller will amend its Articles of Incorporation
          --------------
within ten (10) business days after Closing so as to change its corporate name to a name dissimilar to that of the Business.

     5.5. Ross Guarantees.  4MC agrees that it shall use its Best Efforts to
          ---------------
remove Ross from any guarantees of obligations to unrelated third parties with respect to the Assets or with respect to Indebtedness of Seller (except for any such obligations under the Real Property Leases). 4MC shall defend, indemnify and hold harmless Ross from and against any and all losses, costs, liabilities, damages and expenses (including reasonable legal fees, expert fees and other expenses incident thereto) of every kind, nature and description that result from or arise out of any claim upon or liability under any such guarantee, as well as any such obligations for liabilities or obligations arising from acts or omissions after Closing with respect to the Real Property Leases. Such indemnity shall be governed by the provisions of Section 11 of this Agreement.

     5.6. Books and Records.  For a period of three (3) years from the Closing
          -----------------
Date (or such longer period as may be required by applicable law, any governmental or regulatory agency, or as may be requested by Ross in connection with disputes or litigation):

          5.6(a) Buyer shall not, and shall cause each of its Affiliates not to, dispose of or destroy any of the books and records of Seller relating to periods prior to the Closing Date (the "Books and Records") without first offering to turn over possession thereof to Ross by written notice to Ross at least thirty (30) days prior to proposed date of such disposition or destruction.

          5.6(b) Buyer shall, and shall cause each of its applicable Affiliates to, allow Ross or its agents access to all Books and Records of Seller during regular business hours and upon reasonable notice at 4MC's principal places of business, or at any location where any Books and Records are stored, and Ross shall have the right, at its own expense, to make copies of any such Books and Records; provided, however, that Buyer shall not be obligated to provide Ross with such access or copying in a manner which unreasonably interferes with the normal conduct of Buyer's or 4MC's business in which case Buyer or 4MC shall use their best efforts to otherwise provide Ross with access to or copies of such documents on a timely basis.

6.   Covenants Not to Compete
     ------------------------

     6.1. Covenants.  Seller, J. Ross and N. Ross jointly and severally covenant
          ---------
that:

          6.1(a) From and after the Closing Date, they will not reveal, divulge or make known to any person, firm or corporation (other than Buyer or 4MC) any trade secrets or Confidential Information relating to the Business. As used herein, "Confidential Information" shall mean any and all business or financial information, financial statements, cost and expense information, employment contracts, pricing and discount information, production data, trade secrets, secret or proprietary processes and formulae, technology, marketing and customer data (including but not limited to identity of customers and customer lists), and such other information as may be supplied, delivered or disclosed, now, previously or hereafter, by any Party or their Affiliate(s) that has not been previously disclosed to the public and is not ascertainable from public or published information or trade sources.

          6.1(b) For so long as 4MC, its parent, subsidiary, Affiliate or related company or the successor(s) or assign(s) to any of them is engaged in the business in which Seller is now engaged, but not more than four (4) years from Closing, they shall not, directly or indirectly, for themselves or as agents of or on behalf of or in conjunction with any person, corporation or other entity, or as partners of any partnership, or as shareholders or members of any corporation or other entity, compete with 4MC, or with any parent, subsidiary, Affiliate or related company of 4MC, or with any successor of any of them (collectively, the "4MC Group"), or engage in any aspect of such business, nor will they permit any person or entity in which they are financially interested or have assisted financially, or which the are owners or agents, so to compete or so to engage in such business. The applicable business for purposes of this Section 6 shall mean the business presently operated by Seller, including any extensions thereof implemented by the 4MC Group to the extent that any such extensions are within the sound mixing and editing business as that term is commonly understood in the entertainment industry. Notwithstanding the foregoing, Seller or Buyer may make solely passive investments in any such applicable or competing business which is publicly held and of which Ross and Seller shall not own or control, directly or indirectly, in the aggregate securities which constitute more than four and nine-tenths percent (4.9%) of the voting rights or equity ownership of such publicly held business.

     6.2. Remedies.  Ross and Seller agree that the remedy at law for any breach
          --------
or threatened breach of the covenants set forth in this Section 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain and, therefore, they agree and consent that in the event of any breach or threatened breach of any of said covenants by them, in addition to any and all other legal and equitable remedies which may be available, 4MC and any successor or assign may obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of any such suit and without notice.

     6.3. Severability.  Each and every covenant, provision, term and clause
          ------------
contained in this Section 6 is severable from the others and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term or clause. The Parties expressly agree that the court or arbitrator shall modify any such unenforceable or invalid provision in a manner that will preserve the intent of this Section 6 to the greatest extent possible.

7.   Closing
     -------

     7.1. Closing Date.  Consummation of the Transactions shall be effected at
          ------------
the Closing, conducted pursuant to Article 7 hereof, which shall be held at the offices of Greenberg Glusker Fields Claman & Machtinger LLP, 1900 Avenue of the Stars, Suite 2200, Los Angeles, California 90067, on the second business day after the day on which all the conditions set forth in Articles 8 and 9 have been satisfied or waived, or on such other day, time and place as the Parties shall otherwise agree.

     7.2. Closing Deliveries to Buyer.  At Closing, Seller shall deliver or
          ---------------------------
cause to be delivered to Buyer:

          7.2(a) a Bill of Sale transferring all of the tangible Assets to Buyer;
          7.2(b) physical delivery of such tangible Assets (including tangible embodiments of intangible Assets, such as Books and Records, instruments and documents) as Buyer may request;
          7.2(c) an Assignment transferring all of the Intangible Assets to Buyer;

          7.2(d) an Assignment transferring all of the Intellectual Property to Buyer;
          7.2(e) Assignments transferring the Real Property Leases to Buyer; 7.2(f) the cash balance of Seller's bank accounts;
          7.2(g) a certificate, dated as of the Closing Date, of the Secretary of Seller evidencing all necessary or appropriate corporate action to enable Seller to comply with the terms of this Agreement;

          7.2(h) a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of Seller, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Seller has complied with, or performed in, all material respects all terms, covenants and conditions to be complied with or performed by Seller on or prior to the Closing Date;

          7.2(i) an opinion of Seller's counsel satisfactory in form and substance to 4MC and its counsel, for the benefit of 4MC, Buyer and 4MC's lenders;
          7.2(j)  a certificate of good standing for Seller;
          7.2(k) evidence of the existence of all Required Consents; 7.2(l) employment agreement with J. Ross;
          7.2(m)  employment agreement with N. Ross;
          7.2(n)  an Escrow Agreement pursuant to Sections 2.3(b)(iii) and
11.6;
          7.2(o)  a Patent License pursuant to Section 2.2; and
          7.2(p) such other documents as 4MC or its counsel may reasonably require.

     7.3. Closing Deliveries to Seller.  At the Closing, Buyer or 4MC shall
          ----------------------------
deliver to Seller and/or Ross:

          7.3(a) a certificate, dated as of the Closing Date, of a responsible officer of Buyer and of 4MC evidencing all necessary or appropriate corporate action to enable Buyer and 4MC to comply with the terms of this Agreement;

          7.3(b) a certificate, dated as of the Closing Date, executed by a responsible officer of Buyer and of 4MC to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that Buyer and 4MC have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by Buyer and 4MC on or prior to the Closing Date;

          7.3(c) an opinion of 4MC's counsel satisfactory in form and substance to Seller, Ross and their counsel;
          7.3(d) the cash payable at Closing provided for in Section 2.3(b)(i) above, payable in part to J. Ross and in part to Ross;
          7.3(e) the cash payable at Closing provided for in Section 2.3(b)(iv) above payable in part to Seller, and in part into the escrow provided for in Sections 2.2(b)(iii) and 11.6;
          7.3(f)  an employment agreement with J. Ross;
          7.3(g)  an employment agreement with N. Ross;
          7.3(h) option agreements for fifty thousand (50,000) shares of 4MC common stock, as contemplated by Section 2.8;
          7.3(i) copies of the financial statements issued by PricewaterhouseCoopers described in Section 8.6; and
          7.3(j) such other documents as Seller or Ross or their counsel may reasonably require.


8.   Conditions to Obligations of Ross and Seller
     --------------------------------------------
     The obligation of Ross and Seller to consummate the Transactions is subject to the following conditions, any of which may be waived by them in their sole discretion:

     8.1. Compliance by Buyer and 4MC.  Buyer and 4MC shall have performed and
          ---------------------------
complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer or 4MC prior to or on the Closing Date.

     8.2. Accuracy of Buyer's and 4MC's Representations.  Buyer's and 4MC's
          ---------------------------------------------
representations and warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the Transactions shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     8.3. Documents.  All documents and instruments required hereunder to be
          ---------
delivered by Buyer or 4MC to Ross and Seller at the Closing shall be delivered in form and substance reasonably satisfactory to Ross and Seller and their counsel.

     8.4. Litigation.  No litigation seeking to enjoin the Transactions shall be
          ----------
pending or threatened.

     8.5. Employment Agreements.  4MC shall have entered into employment
          ---------------------
agreements with J. Ross and N. Ross in form and substance attached hereto as Exhibits C and D, respectively.

     8.6. Financial Statements.  Seller shall have received copies of financial
          --------------------
statements for Seller issued by PricewaterhouseCoopers, audited for the year ended December 31, 1998 and reviewed for the twelve (12) months ended April 30, 1999, consistent with the draft statements previously delivered by PricewaterhouseCoopers to Seller and 4MC.

9.   Conditions to Obligations of Buyer and 4MC
     ------------------------------------------
     The obligation of Buyer and 4MC to consummate the Transactions is subject to the following conditions, any of which may be waived by it in its sole discretion:

     9.1. Compliance by Seller.  Seller shall have performed and complied in all
          --------------------
material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

     9.2. Accuracy of Seller's and Ross's Representations.  The representations
          -----------------------------------------------
and warranties of Ross and Seller contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     9.3. Material Adverse Change.  No Material Adverse Change shall have
          -----------------------
occurred subsequent to December 31, 1998 with respect to Seller or the Business or Assets, nor shall any event or circumstance have occurred which would result in a Material Adverse Change with respect to Seller or the Business or Assets.

     9.4. Litigation.  No litigation seeking to enjoin the Transactions shall be
          ----------
pending or threatened.

     9.5. Employment Agreements.  4MC shall have entered into employment
          ---------------------
agreements with J. Ross and N. Ross in form and substance attached hereto as Exhibits C and D, respectively.

     9.6. Required Consents.  Ross and Seller shall have obtained the Required
          -----------------
Consents in form and substance satisfactory to 4MC.

     9.7. Financial Statements.  4MC's independent accountants shall have
          --------------------
completed an audit of the financial statements of Seller for the period(s) required for inclusion in the reports of 4MC required to be filed with the SEC, shall have issued its unqualified opinion with respect thereto, and the financial statements so audited shall not materially differ from the Financial Statements.

     9.8. Bank Approval.  Canadian Imperial Bank of Commerce and the lenders in
          -------------
its syndicate shall have approved the Transactions.

10.  Termination
     -----------

     10.1.  Termination Prior to Closing; General.
            -------------------------------------

            10.1(a) If the Closing has not occurred by June 30, 1999, either Seller or Ross or Buyer or 4MC may terminate this Agreement at any time thereafter by giving written notice of termination to the other; provided, however, that no party may terminate this Agreement hereunder if such party has materially breached any of the terms and conditions hereof.

            10.1(b) Prior to June 30, 1999, either Seller or Ross or Buyer or 4MC may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Articles 8 or 9 shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition or breach shall not have been waived by the party for whose benefit the condition was established or cured within ten (10) business days after notice, then either Seller or Ross (in the case of a condition in Article 8 or a breach by Buyer or 4MC) or Buyer or 4MC (in the case of a condition specified in Article 9 or a breach by Ross and Seller) may terminate this Agreement.

     10.2.  Consequences of Termination.  Upon termination of this Agreement
            ---------------------------
pursuant to this Article 10 or any other express right of termination provided elsewhere in this Agreement, the Parties shall be relieved of any further obligation to the others; provided, however, that no termination of this Agreement, pursuant to this Article 10 or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any material misrepresentation made in connection with this Agreement or material breach hereof.

11.  Survival of Representations; Indemnification; Escrow
     ----------------------------------------------------

     11.1.  Survival.  All statements contained in any certificate delivered by
            --------
or on behalf of any Party pursuant to Article 7 of this Agreement shall be deemed representations, warranties and covenants hereunder by such Party. All representations, warranties and covenants made by any Party in this Agreement, or pursuant thereto, shall survive the Closing, but shall terminate eighteen
(18) months from the Closing Date, except with respect to Losses constituting Tax Claims, with respect to Losses relating to the ownership of the Assets ("Ownership Claims"), Losses relating to obligations of Buyer set forth in
Section 5.5 ("Guaranty Claims"), or Losses relating to Excluded Liabilities ("Excluded Liability Claims"), for which the representations, warranties and covenants shall survive for the applicable period of the statutes of limitations during which any such Tax Claims, Ownership Claims, Guaranty Claims or Excluded Liability Claims may be made by a claimant. "Tax Claims" are obligations asserted by a Governmental Authority which (i) would constitute a breach of
Section 3.15 hereof or (ii) are Excluded Liabilities.

     11.2.  Indemnity.  Each Party hereto ("Indemnitor") shall indemnify, defend
            ---------
and hold the other Party (collectively "Indemnitee") harmless from and against any and all Losses of every kind, nature and description, including any unassumed liabilities and any undisclosed liabilities, including liability for Taxes, that result from or arise out of (i) the breach by a Party of any representation or warranty set forth in this Agreement (including the exhibits hereto) or in any certificate, schedule or other instrument delivered pursuant hereto; (ii) the breach by a Party of any of the covenants contained in this Agreement including, but not limited to, the covenants of Buyer set forth in
Section 5.5 hereof; or (iii) the assertion of a claim against Buyer or 4MC for any Excluded Liability.

     11.3.  Time for Claims.  No Indemnitee shall be entitled to indemnification
            ---------------
pursuant to this Article 11 unless a written claim for indemnification is made upon the Indemnitor within eighteen (18) months from the Closing Date with respect to all claims other than claims for Losses which are based upon Tax Claims or Ownership Claims; claims for Losses which are based upon Tax Claims, Ownership Claims, Guaranty Claims or Excluded Liability Claims may be made during the applicable period of the statute of limitations during which any such Tax Claims, Ownership Claims, Guaranty Claims or Excluded Liability Claims may be made by a claimant.

     11.4.  Claims for Indemnification.  Whenever any claim shall arise for
            --------------------------
indemnification hereunder ("Claim"), the Indemnitee shall promptly notify in writing the Indemnitor of the claim and, when known, the facts constituting the basis for such claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

     11.5.  Claims Procedure.  In connection with any claim giving rise to
            ----------------
indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a Party to this Agreement, the Indemnitor at its sole cost and expense and with counsel reasonably satisfactory to the Indemnitee may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding if (a) the Indemnitor acknowledges to the Indemnitee in writing, within fifteen (15) days after receipt of notice from the Indemnitor, its obligations to indemnify the Indemnitee with respect to all elements of such claim, (b) the Indemnitor shall have the financial resources to defend against such third-party claim, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnitee, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnitee. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, or if the Indemnitor fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnitee that it believes the Indemnitor has failed to do so, the Indemnitee may assume the defense of such claim; provided, further, that the Indemnitee may not settle such claim without the prior written consent of the Indemnitor, which consent may not be unreasonably withheld. If the Indemnitee assumes the defense of the claim, the Indemnitor shall reimburse the Indemnitee for the reasonable fees and expenses of counsel retained by the Indemnitee and the Indemnitor shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense. The Parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

     11.6.  Escrow.  Upon Closing, the parties shall establish an escrow to
            ------
carry out the terms of this Agreement. An amount of cash set forth in Section 2.3(b)(iii) shall be deposited into such escrow and shall constitute the Escrow Fund. A licensed escrow company designated by 4MC, or 4MC's counsel if 4MC so elects, will act as escrow holder ("Escrow Agent") and will hold and dispose of the Escrow Fund in accordance with an escrow agreement in the form attached hereto as Exhibit D (the "Escrow Agreement"). The terms of the Escrow Agreement, upon execution, will be incorporated as part of this Agreement.

     11.7.  Enforcement.  4MC and Buyer shall seek recovery against the Escrow
            -----------
Fund as distinguished from seeking recovery against other assets of Ross and Seller in respect of satisfaction of indemnity claims until the Escrow Fund is exhausted. After the Escrow Fund is exhausted, Buyer and 4MC may seek recovery from any and all assets of Ross and Seller.

12.  Miscellaneous
     -------------

     12.1.  Expenses.  Except as otherwise provided herein, Ross and Seller and
            --------
Buyer and 4MC shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

     12.2.  Publicity.  Buyer and 4MC and Ross and Seller shall not issue any
            ---------
press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the Transaction without obtaining the prior approval of the others, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of 4MC, prior approval by Ross and Seller would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations or policies of Nasdaq.

     12.3.  Succession and Assignments; Third Party Beneficiaries.  This
            -----------------------------------------------------
Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of any other party, except that Buyer may assign its rights to 4MC or to any Affiliate of 4MC. Any attempted assignment in violation of this Section 12.3 shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section 12.3, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

     12.4.  Notices.  All notices, requests, demands, or other communications
            -------
with respect to this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile transmission, (iii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iv) delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section 12.4):

     To 4MC              Four Media Company
     and Buyer:          2813 West Alameda Avenue
                         Burbank, CA  91505-4455
                         Attention:      Robert T. Walston
                         Telecopier No.: 818/846-5197

     With a copy to:     Greenberg Glusker Fields Claman & Machtinger LLP
                         1900 Avenue of the Stars, Suite 2100
                         Los Angeles, CA  90067
                         Attention:      Bernard Shearer, Esq.
                         Telecopier No.: 310/553-0687

     To Seller:          Ross Digital Sound & Picture, Inc.
                         2700 South La Cienega Boulevard
                         Los Angeles, CA  90034
                         Attention:     John Ross and Nancy Ross
                         Telecopier No.:  310/836-7499

     With copy to:       Ezra & Brutzkus
                         16830 Ventura Boulevard, Suite 411
                         Encino, CA  91436
                         Attention:      Robert Ezra, Esq.
                         Telecopier No.: 818/501-3618

     To Ross:            Michael John Ross and Nancy Elaine Ross
                         2155 Mount Olympus Drive
                         Los Angeles, CA 90046
                         Telecopier No.:  310/_____________

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the fifth business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

     12.5.  Governing Law.  This Agreement shall be construed and enforced in
            -------------
accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

     12.6.  Arbitration.  Any controversy or claim arising out of or relating to
            -----------
this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the relationship between the parties, shall be determined by binding arbitration. The arbitration proceedings shall be held and conducted in accordance with California Code of Civil Procedure Sections 1282-1284.2, with the power to grant equitable relief, including injunctions and temporary restraining orders. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is hereby incorporated by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles County, California. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. Judgment on the award may be entered in any court of competent jurisdiction. The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, shall be determined by arbitration under this paragraph. If the parties do not agree upon an arbitrator within ten (10) days after a written demand for arbitration is served upon one party by the other, the arbitrator shall be appointed pursuant to Section 1281.6 of the California Code of Civil Procedure; provided, however, that only persons who are retired California Superior Court, California Appellate Court or federal judges shall be eligible to be selected as an arbitrator.

     12.7.  Attorneys' Fees.  If any legal action, arbitration or other
            ---------------
proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or arbitrator shall consider, in determining the prevailing party, which party obtains relief which most nearly reflects the remedy or relief which the parties sought.

     12.8.  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     12.9.  No Implied Waiver; Remedies.  No failure or delay on the part of the
            ---------------------------
parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     12.10. Entire Agreement.  This Agreement, including the Exhibits and
            ----------------
Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.

     12.11. Amendments; Actual Waivers.  This Agreement may not be amended
            --------------------------
except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by any of the other parties pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which are for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     12.12. Headings.  The headings of the Sections of this Agreement, where
            --------
employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     12.13. Severability.  Any provision of this Agreement which is invalid or
            ------------
unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                   "4MC"

                                   FOUR MEDIA COMPANY, a Delaware corporation

                                   By:  /s/ Jess Brown
                                        ----------------------------------------
                                        Jess Brown, Vice President

                                   "BUYER"

                                   4MC ROSS ACQUISITION CO., a Delaware
                                   corporation

                                   By:  /s/ Jess Brown
                                        ----------------------------------------
                                        Jess Brown, Vice President

                                   "SELLER"

                                   ROSS DIGITAL SOUND & PICTURE, INC., a
                                   California corporation a/k/a Digital Sound &
                                   Picture

                                   By:  /s/ Nancy Elaine Ross
                                        ----------------------------------------
                                   Its: Vice President
                                        ----------------------------------------

                                   "J. ROSS"

                                   /s/ Michael John Ross
                                   ---------------------------------------------
                                   Michael John Ross

                                   "N. ROSS"

                                   /s/ Nancy Elaine Ross
                                   ---------------------------------------------
                                   Nancy Elaine Ross